FOR IMMEDIATE RELEASE
Exhibit 99.1

CONTACT:	Fraser Engerman +1-414.524.2733 (office) Fraser.Engerman@jci.com

Raymond L. Conner elected to Johnson Controls board of directors

MILWAUKEE - Nov. 20, 2013 - The board of directors of Johnson Controls (NYSE: JCI), a global multi-industrial company with core businesses in the building and automotive industries, today elected Raymond L. Conner to serve as a director, effective immediately.

Conner is executive vice president of The Boeing Company and president and chief executive officer of Boeing Commercial Airplanes. He is responsible for the company’s Commercial Airplanes programs and services, is a member of the Boeing Executive Council, and serves as Boeing’s senior executive in the Pacific Northwest. Prior to his current role, he led Sales, Marketing and Commercial Aviation Services for Boeing Commercial Airplanes.

“With more than 35 years of global leadership experience at Boeing, Ray Conner brings tremendous knowledge and skills in manufacturing and technical expertise, global management, and insight into government affairs,” said Alex Molinaroli, chief executive officer, Johnson Controls.

Conner has a bachelor’s degree from Central Washington University and a master of business administration degree from the University of Puget Sound.

About Johnson Controls
Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. Our 168,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful. In 2013, Corporate Responsibility Magazine recognized Johnson Controls as the #14 company in its annual "100 Best Corporate Citizens" list. For additional information, please visit http://www.johnsoncontrols.com.
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